EXHIBIT 99.1

JOINT FILING AGREEMENT

THIS JOINT FILING AGREEMENT is entered into as of August 21, 2023 by and among the parties hereto.  The undersigned hereby agree that the Statement on Schedule 13D with respect to the Common Stock, par value $0.01 per share, of Diebold Nixdorf, Incorporated, a Delaware corporation, and any amendment thereafter signed by each of the undersigned shall be (unless otherwise determined by the undersigned) filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Dated: August 21, 2023	HEIN PARK CAPITAL MANAGEMENT LP

By: Hein Park Capital Management GP LLC, its General Partner

	By:	/s/ Jay Schoenfarber
Name: Jay Schoenfarber
Title: Authorized Signatory

HEIN PARK CAPITAL MANAGEMENT GP LLC

	By:	/s/ Jay Schoenfarber
Name: Jay Schoenfarber
Title: Authorized Signatory

/s/ COURTNEY W. CARSON
COURTNEY W. CARSON